EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2005, relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Vector Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2004.
/s/ PricewaterhouseCoopers LLP
Miami, Florida
December 16, 2005